Exhibit (D)(1)(A)

Form of Eligible Note: Unsecured Convertible Promissory Note in 2011 Private Placement

NEITHER THIS CONVERTIBLE NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE “SECURITIES LAWS”) AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE ISSUER THEREOF SHALL HAVE RECEIVED AN OPINION FROM COUNSEL ACCEPTABLE TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

No. _____________	$___________

Dated: _______________

FOR VALUE RECEIVED, Standard Gold, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Company”), enters into this convertible promissory note (the “Note”) and hereby unconditionally promises to pay to ___________________ (Name) (the “Holder”) or his transferees (if transferred in accordance with Section 6.1 hereof) on or before _______________(Maturity Date) (the “Maturity Date”), the principal sum of $_________________ (the “Principal”), together with accrued and unpaid interest thereon at the annual rate of six percent (6%).

Article 1

PAYMENTS

1.1   Manner of Payment. All payments of Principal and interest on this Note, whether in cash or by the issuance of the Company’s $0.001 par value common stock (the “Common Stock”) pursuant to a conversion (as set forth in Article 2), shall be made at such place as the Holder shall designate to the Company in writing. If any payment of Principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, with such extension of time taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Colorado.

Notwithstanding the foregoing, this Note may be prepaid in cash or other immediately available funds, in whole or in part by the Company at any time and from time to time, without premium or penalty. The Company will provide written notice to Holder at least thirty (30) days prior to making any such prepayment. At Holder’s option, any payments on this Note shall be applied first to pay Holder for all costs of collection of any kind, including reasonable attorneys’ fees and expenses, next to the payment of interest accrued through the date of payment, and thereafter to the payment of Principal.

Article 2

CONVERSION

2.1   Conversion. At any time while any portion of the Principal under this Note is outstanding, the Holder shall have the right, at the Holder’s option, to convert all or any portion of the unpaid Principal and accrued interest under this Note (the “Conversion Amount”) into the number of shares of Common Stock computed by dividing the Conversion Amount by $0.50 per share (the “Conversion Price”).

2.2   Mechanics and Effect of Conversion. Subject to the terms hereof, this Note may be converted by the Holder in whole or in part at any time from time to time after the date hereof (the “Conversion Date”) by delivering to the Company (as set forth in Section 6.3) a Notice of Conversion, hereafter attached, prior to 5:00 p.m. local time on the Maturity Date.

Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid Principal amount of this Note is so converted after the Maturity Date. The Holder and the Company shall maintain records showing the Principal under the Note so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

Upon receipt of any Notice of Conversion, the Company shall, within ten (10) Business Days, cause to be delivered to such Holder at the address designated by such Holder a certificate or certificates for the number of shares of Common Stock the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon conversion of all or a portion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal and accrued interest being converted, including without limitation the obligation to pay such portion of the Principal.

2.3   No Fractional Shares. No fractional shares shall be issued upon the conversion of this Note. Any such conversion will be rounded up to the next full share.

Article 3

HOLDER’S REPRESENTATIONS AND WARRANTIES

The Holder represents and warrants to the Company, as of the date first stated above, as follows:

3.1   Subscription Agreement. The Holder has entered into a Subscription Agreement with the Company, dated as of the date hereof, in connection with Holder’s purchase of this Note, and Holder’s representations and warranties contained therein are true and correct.

3.2   No Reliance. Holder has been encouraged to rely upon the advice of its own legal counsel, accountants or other financial advisors with respect to tax and other considerations relating to the purchase of this Note and possible conversion thereof. Holder is not relying upon the Company with respect to the economic considerations of converting this Note into shares of Common Stock pursuant to Article 2.

3.3 Finders Fees. Holder acknowledges that no compensation, in any form, has been or will be conveyed to any Company officer or director relating to this Note.

Article 4

DEFAULT

4.1   Default. The occurrence of any of the following events shall constitute a “Default” under this Note:

(a)    The Company’s failure to remit to Holder the Principal or interest hereof as the same becomes due hereunder;

(b)    The Company’s assignment for the benefit of creditors, or filing of a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors;

(c)   The Company’s application for, or voluntary permission of, the appointment of a receiver of trustee for any or all Company property;

(d)   any action or proceeding described in the foregoing paragraphs (b) and (c) is commenced against the Company and such action or proceeding is not vacated within 60 days of its commencement; or

(e)   The Company’s dissolution or liquidation.

4.2   Remedies Upon Default.

(a)   Holder may without further notice declare the entire remaining Principal sum of this Note, together with all interest accrued thereon, immediately due and payable; and Holder’s failure to declare the entire remaining Principal sum of this Note, together with all interest accrued thereon, immediately due and payable shall not constitute a waiver by Holder of its right to so declare at any other time; and

(b)   Holder may employ an attorney to enforce its rights and remedies hereunder and Company hereby agrees to pay Holder’s reasonable attorneys’ fees and other reasonable expenses incurred by Holder in exercising any of Holder’s rights and remedies upon Default; and/or Holder’s rights and remedies provided hereunder shall be cumulative and may be pursued singly, successively or together in Holder’s sole discretion; and Holder’s failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

Article 5

OTHER ITEMS

5.1   Warrant. On the date hereof, the Company will issue to Holder a two-year warrant to purchase up to an aggregate of __________________ (Number) shares of Common Stock, at an exercise price of $0.50 per share.

Article 6

MISCELLANEOUS

6.1   Transferability. Without the prior written consent of the Company, which consent will not unreasonably be withheld, Holder is prohibited from assigning or transferring its right, title and interest in this Note.

6.2   Waiver. The Company hereby waives presentment, demand, protest and notice of dishonor and protest. No waiver of any right or remedy of the Holder under this Note shall be valid unless in writing executed by the Holder and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the Holder of this Note shall be cumulative and may be exercised singly, concurrently or successively.

6.3   Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return-receipt requested, or by facsimile, addressed as follows:

If to the Company:

Standard Gold, Inc.

900 IDS Center

80 South Eighth Street

Minneapolis, MN  55402-8773

Facsimile:  (612) 395-5276

If to the Holder:

6.4   Wire Transfer of Principal. Funds should be wired transferred to the Company:

Bank Name

Routing Number

Account Name

Account Number

Bank Contact

SWIFT Code

6.5   Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.6   Governing Law. This Note will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

6.7   Parties in Interest. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6.8   Further Assurances. Each party hereby agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Note and the transactions contemplated hereby.

6.9   Section Headings, Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first stated above.

STANDARD GOLD, INC.

By:

Name:

Title:

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ _________________ of the principal amount and accrued interest thereon of the above Note No. _______ into ______________________________________ shares of Common Stock of Standard Gold, Inc. (the “Company”) according to the conditions hereof (applicable conversion price $0.50 per share), as of the date written below.

Date of Conversion _________________________________________________________

Number of shares of the Company’s Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature:

Name:

Address: